EXHIBIT 2.2

ADDENDUM TO AGREEMENT AND PLAN OF MERGER

BY AND AMONG TOTAL SPORTS MEDIA, INC., FSH MERGER SUB, LLC. AND

F SQUARED HEMP, INC. DATED MARCH 8, 2019

This Addendum dated March 8, 2019 and executed contemporaneously with and incorporated by reference to the above referenced.

Upon execution of this Addendum Section 2.4(a)(iii)(i) shall read:

“Milestone 1- Achieving $10 million in sales prior to September 30, 2019 or a minimum gross profit of $500,000;”

And

Section 2.4(a)(iii)(ii) shall read:

“Milestone 2- Achieving $30 million in revenue prior to December 31, 2019 or a minimum gross profit of $1,500,000”

Section 2.4(a)(v) shall read:

F Squared Hemp shall facilitate $125,000 to fund the operations related to TSMI compliance and reporting. FSH shall facilitate this funding as quickly as possible on the following proposed schedule of a minimum of $75,000 within 10 days from the execution of this agreement and the remaining $50,000 within 30 days to fund TSMI’s compliance and reporting payables.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

TSMI:	TOTAL SPORTS MEDIA, INC.

By:
	Name:	Michael Hill
	Title:	Chief Executive Office

MERGER SUB:	FSH MERGER SUB, LLC.

By:
	Name:	Michael Hill
	Title:	Chief Executive Office

F SQUARED HEMP:	F SQUARED HEMP, INC.

By:
	Name:	John Flynn
	Title:	President and Chief Executive Officer